Exhibit 3.06

DEAN HELLER	Entity #
Secretary of State	C2925-1996
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299	Document Number:
(778) 684-5708	20060298216-36
Website: secretaryofstate.biz
Date Filed:
5/10/2006 10:00:46 AM
In the office of

Dean Heller
Secretary of State

Certificate of Amendment
(Pursuant to NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)

1.           Name of corporation:

Integral Technologies, Inc.

2.           The articles have been amended as follows (provide article numbers, if available):

The Articles of Incorporation have been amended by striking out the first sentence of Article FOURTH, up to the colon, as it now exists and inserting in lieu and instead thereof the following:

“FOURTH:  CAPITAL STOCK.  The total number of shares of all classes which the Corporation shall have authority to issue is 170,000,000, of which 20,000,000 shares shall be Preferred Shares, par value $0.001 per share, and 150,000,000 shall be Common Shares, par value $0.001 per share, and the designations, preferences limitations, and relative rights of the shares of each class are as follows:”

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  a majority.

4.           Effective date of filing (optional): _______________________________________________

5.           Officer Signature (required): ___________________________________________________

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote.  In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure of include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.